EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (i) on Forms S-3 (Nos. 333-155411 and 333-164715) of Cedar Shopping Centers, Inc. and in the related Prospectuses, and (ii) on Form S-8 No. 333-118361 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan of Cedar Shopping Centers, Inc. of our report dated March 15, 2010 (except for Notes 2 and 3, as to which the date is August 12, 2010), with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc. included in this Amendment to the Annual Report (Form 10-K/A) for the year ended December 31, 2009.
/s/ ERNST & YOUNG LLP
New York, New York
August 12, 2010